Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

180 Life Sciences Corp.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date
Equity	Common stock, par value $0.001, underlying warrants(2)	242,915	$4,826,853.61	(3)	S-1	333-272749	August 9, 2023
Equity	August 2023 Common Warrants(4)	—	—		—	—	—

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents shares of common stock issuable upon exercise of the August 2023 Common Warrants (as defined in the accompanying prospectus).

(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.79 (high) and $0.65 (low) sale price of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 8, 2023.

(4)	No separate registration fee required pursuant to Rule 457(g) of the Securities Act.